Exhibit 99.1

QVC, Inc. Completes Issuance of $575 Million of New Senior Secured Notes

WEST CHESTER, Pa. (February 4, 2020) - QVC, Inc. (“QVC”) announced today the completion of the previously announced offering of $575 million aggregate principal amount of new 4.75% Senior Secured Notes due 2027 (the “Notes”). The Notes are secured by a first-priority lien on the capital stock of QVC, which also secures QVC’s existing secured indebtedness and certain future indebtedness. The net proceeds from the offering are expected to be used to repay a portion of the borrowings outstanding under QVC’s senior secured credit facility. QVC’s senior secured credit facility is used for working capital  purposes and, among other things, may be used for the repayment of other debt and the payment of dividends to Qurate Retail, Inc. for general corporate purposes, including repurchases of its common stock. QVC is a wholly-owned subsidiary of Qurate Retail, Inc. (Nasdaq: QRTEA and QRTEB).

BofA Securities and J.P. Morgan are the lead book-running managers for this offering.

QVC issued the Notes pursuant to its existing effective shelf registration statement that has been filed with the U.S. Securities and Exchange Commission (“SEC”). QVC has filed with the SEC a definitive prospectus supplement and accompanying prospectus describing the terms of this offering. Copies of the definitive prospectus supplement and accompanying prospectus for this offering may be obtained by contacting BofA Securities, Inc., NC1-004-03-43; 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, Toll Free: 1 800 294 1322, Email: dg.prospectus_requests@bofa.com and J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 866-803-9204, or by email at prospectus-eq_fi@jpmchase.com.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Forms 10-K and 10-Q, for additional information about QVC and about the risks and uncertainties related to the business of QVC which may affect the statements made in this press release.

Contacts:

Courtnee Chun

720-875-5420

QVC Media Relations

484-701-1647

SOURCE QVC, Inc.